EXHIBIT 99.1

GT Advanced Technologies Inc. Announces That NASDAQ Will Suspend Trading in Company's Common Stock at Open of Market on October 16th

Common Stock is Eligible to Trade on OTC Pink Marketplace

MERRIMACK, N.H., Oct. 16, 2014 (GLOBE NEWSWIRE) -- GT Advanced Technologies Inc. today announced that it will not pursue an appeal of the determination by The NASDAQ Stock Market LLC ("NASDAQ") to suspend trading in the Company's common stock based on the Company's voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. The Company has been informed that NASDAQ will suspend trading in the Company's common stock effective at the opening of the market on October 16, 2014.

The Company indicated that its common stock will be eligible to trade on the OTC Markets Group, Inc.'s ("OTC Markets") OTC Pink Marketplace effective October 16, 2014. The Company will trade under the symbol, GTATQ. For quotes or further information on OTC Markets and the OTC Pink Marketplace, please visit http://www.otcmarkets.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com.

CONTACT: Media
         GT Advanced Technologies Inc.
         Jeff Nestel-Patt
         Jeff.Nestelpatt@gtat.com
         603-204-2883

         Investors/Analysts
         GT Advanced Technologies Inc.
         Ryan Flaim
         Ryan.Flaim@gtat.com
         603-681-3689